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                                                                    EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement of Cisco Systems, Inc. on Form S-3 for the registration of 100,340 shares of its common stock, of our reports dated August 13, 1996, except for Note 3 for which the date is October 14, 1996, on our audits of the consolidated financial statements and financial statement schedule of Cisco Systems, Inc. as of July 28, 1996 and July 30, 1995, and for the years ended July 28, 1996, July 30, 1995 and July 31, 1994, which reports are included in the Company's 1996 Annual Report in Form 10-K, filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption "Experts."


                                        COOPERS & LYBRAND L.L.P.

San Jose, California
April 3, 1997